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 FORM 4                                                                                                        OMB APPROVAL
                                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION               ---------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                              OMB Number: 3235-0287
    subject to Section 16. Form                                                                         Expires: September 30, 1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 Estimated average burden
    continue. See Instruction 1(b).                                                                     hours per response.... 0.5

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1. Name and Address of Reporting Person*|  2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person(s)
                                        |                                                  |   to Issuer (Check all applicable)
Spear, James T.                         |  Keebler Foods Company (KBL)                     |   _____ Director       _____ 10% Owner
-------------------------------------------------------------------------------------------|   __X__ Officer (give  _____ Other
(Last)        (First)       (Middle)    | 3. IRS or Social       |  4. Statement for       |         title below)    (specify below)
                                        |    Security Number     |     Month/Year          |      Vice President Finance and
                                        |    of Reporting        |                         |         Corporate Controller
                                        |    Person (Voluntary)  |   February, 1998        |----------------------------------------
677 Larch Avenue                        |                        |-------------------------|   7. Individual or Joint/Group Filing
----------------------------------------|                        |  5. If Amendment,       |         (Check Applicable Line)
             (Street)                   |                        |     Date of Original    |  _X_ Form filed by One Reporting Person
                                        |                        |     (Month/Year)        |  ___ Form filed by More than One
Elmhurst          Illinois      60126   |                        |                         |      Reporting Person
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(City)          (State)        (Zip)    |     Table I - Non Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                    |2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                           |  Date        |   Code        |   or Disposed of(D)      | Securities  | ship    | of
                                        |(Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4 and 5)    | Beneficially| Form:   | Indirect
                                        |  Year)       |               |                          | Owned at End| Direct  | Bene-
                                        |              | --------------|--------------------------| of Month    | (D) or  | ficial
                                        |              |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                        |              |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                        |              |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock, par value $.01 per share  | 2/3/98       |   P   |       | 400    |  A   |$24.00    |   43,393    |   D     |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (7-97)
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4  and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  Common
Option (to buy)                |  $1.74       |               |       |       |      |       |   (1)   |  1/06  | Stock  | 128,981
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
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 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
-------------------------------------------------------------------|
              |                |       D           |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
-------------------------------------------------------------------

Explanation of Responses:
(1) Approximately 90,286 options are immediately exercisable.
    The remainder vest over a three-year period ending February, 2001.

                                                  /s/ JAMES T. SPEAR                                       March 10 , 1998
                                                ------------------------------------                     -----------------
                                                **JAMES T. SPEAR - *Signature of Reporting Person              Date

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** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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                                                                  SEC 1447(7-97)